Exhibit 10.4

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

2005 PHANTOM UNIT PLAN

Effective January 1, 2005

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC
2005 PHANTOM UNIT PLAN

WHEREAS, Texas Eastern Products Pipeline Company, LLC, a Delaware limited liability company (“TEPPCO”), desires to establish the Texas Eastern Products Pipeline Company, LLC 2005 Phantom Unit Plan (the “Plan”) for certain key employees so as to offer them a further incentive to increase the earnings of TEPPCO Partners, L.P.;

WHEREAS, it is intended that the Plan shall constitute a bonus program within the meaning of Department of Labor Regulation section 2510.3-2(c) that is exempt from coverage under the Employee Retirement Income Security Act of 1974, as amended;

NOW, THEREFORE, TEPPCO adopts the Plan as follows:

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC
2005 PHANTOM UNIT PLAN

TABLE OF CONTENTS

Section
ARTICLE I - PLAN PURPOSE AND TERM

Purpose	1.1
Effective Date of Plan	1.2

ARTICLE II — DEFINITIONS

Account	2.1
Affiliate	2.2
Award	2.3
Award Agreement	2.4
Board	2.5
Cause	2.6
Change in Control	2.7
Code	2.8
Committee	2.9
EBITDA	2.10
Disability	2.11
Employee	2.12
Fair Market Value	2.13
GAAP	2.14
Grantee	2.15
Partnership	2.16
Performance Period	2.17
Phantom Units	2.18
Plan	2.19
Separation From Service	2.20
TEPPCO	2.21
Unit	2.22
Vested Percentage	2.23

ARTICLE III — AWARDS

Granting of Awards	3.1
Terms of Awards	3.2
Special Ledger	3.3
Adjustments Due to Changes in the Partnership’s Capital Structure	3.4

ARTICLE IV — PHANTOM UNIT REDEMPTION PAYMENTS

Determination of Whether Performance Goals Achieved	4.1
Redemption Payments	4.2
No Interest on Award	4.3
Redemption Payment on Death of Grantee	4.4

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Redemption Payment on Disability of Grantee	4.5

ARTICLE V — UNIT DISTRIBUTION EQUIVALENT PAYMENTS

Quarterly Unit Distribution Equivalent Payments	5.1
Quarterly Unit Distribution Equivalent Payments on Death of Grantee	5.2
Quarterly Unit Distribution Equivalent Payments on Disability of Grantee	5.3

ARTICLE VI — VESTING OF AWARDS

Determination of Vested Percentage	6.1
Forfeiture Upon Separation From Service	6.2
Complete Forfeiture for Cause	6.3
Treatment of Forfeited Interest in Awards	6.4

ARTICLE VII — ADMINISTRATION

General	7.1
Powers of Committee	7.2
Committee Discretion	7.3
Disqualification of Committee Member	7.4

ARTICLE VIII — AMENDMENT OR TERMINATION OF PLAN

ARTICLE IX - FUNDING

Payments Under the Plan Are the Obligation of TEPPCO	9.1
Grantees Must Rely Solely on the General Credit of TEPPCO	9.2
Unfunded Arrangement	9.3

ARTICLE X — MISCELLANEOUS

No Employment Obligation	10.1
Tax Withholding	10.2
Indemnification of the Committee	10.3
Gender and Number	10.4
Headings	10.5
Other Compensation Plans	10.6
Rights of Company and Affiliates	10.7
Nonalienation of Benefits	10.8
No Rights as an Owner	10.9
Governing Law	10.10

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ARTICLE I

PLAN PURPOSE AND TERM

1.1           Purpose. The Plan is intended to provide those persons who have substantial responsibility for the growth of TEPPCO with additional incentives to increase the earnings of TEPPCO Partners, L.P.

2.0           Effective Date of Plan. The Plan is effective January 1, 2005.

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ARTICLE II

DEFINITIONS

The words and phrases defined in this Article shall have the meaning set out in these definitions throughout the Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower, or different meaning.

2.1           “Account” means a bookkeeping ledger maintained by the Committee that reflects the number of Phantom Units awarded to the Grantee which have not been redeemed or forfeited.

2.2           “Affiliate” means an entity that is treated as a single employer together with TEPPCO for certain employee benefit purposes under section 414 of the Code.

2.3           “Award” means a bonus opportunity granted under the Plan.

2.4           “Award Agreement” means the written agreement between TEPPCO and a Grantee that sets forth the terms of an Award.

2.5           “Board”  means the Board of Directors of TEPPCO.

2.6           “Cause” means (a) the willful and continued failure by the Grantee to substantially perform his duties for TEPPCO or its Affiliate(s) (other than such failure resulting from his incapacity due to physical or mental illness) after demand for substantial performance has been delivered to him by TEPPCO that specifically identifies the manner in which TEPPCO believes the Grantee has not substantially performed his duties; (b) the willful engaging by the Grantee in gross misconduct materially and demonstrably injurious to the property or business of TEPPCO or any of its Affiliates; or (c) the willful material violation of any TEPPCO or Partnership policies regarding the protection of confidential information and/or proprietary information or the material violation of any non-compete agreement between the Grantee TEPPCO. For purposes of this definition, no act or failure to act on the Grantee’s part will be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act or omission was in the best interests of TEPPCO or its Affiliates or not opposed to the interests or TEPPCO or its Affiliates.

2.7           “Change in Control” means

(i)                                     any person becomes the beneficial owner, directly or in- directly, of  securities of  the Partnership representing 66  percent or more of the Partnership’s then outstanding Units; or

(ii)                                  any person becomes the beneficial owner, directly or indirectly, of 50 percent or more of the Units and TEPPCO delivers notice of withdrawal or is otherwise removed as the general partner of the Partnership; or

(iii)                               the merger or consolidation of the Partnership with one or more corporations, business trusts, common law trusts or unincorporated businesses, including, without limitation, a general partnership, a limited partnership or a limited liability company, pursuant to a written agreement of merger or consolidation in accordance with Article 16 of the Second Amended and Restated Agreement of Limited Partnership of TEPPCO Partners, L.P., dated November 30, 1998, as it may be amended from time to time, and TEPPCO delivers notice of withdrawal or is otherwise removed as the general partner of the Partnership; or

(iv)                              any person is or becomes the beneficial owner, directly or indirectly, of securities of TEPPCO representing more than 50 percent of the combined voting power of TEPPCO’s then outstanding voting securities; or

(v)                                 all or substantially all of the assets and business of TEPPCO, the Partnership, TE Products Pipeline Company, Limited Partnership or  TCTM, L.P. are sold, transferred or assigned to, or otherwise acquired by, any person or persons; or

(vi)                              the dissolution or liquidation of the Partnership, TCTM, L.P. or TEPPCO; or

(vii)                           the adoption by the Board of a resolution to the effect that any person has acquired effective control of the business and affairs of TEPPCO, the Partnership or TE Products Pipeline Company, Limited Partnership or TCTM, L.P

For purposes of this definition, the term “beneficial owner” shall have the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended, and in the regulations promulgated thereunder. The term “person” shall mean an individual, corporation, partnership, trust, unincorporated organization, association or other entity provided that the term “person” shall not include (a) Duke Energy Corporation (“Duke”), (b) any affiliate of Duke, or (c) any employee benefit plan maintained by Duke or any affiliate of Duke. For purposes of this definition, the term “affiliate” or “affiliates” shall mean when used with respect to a specified person or entity, any other person or entity directly or indirectly controlled by, controlling, or under direct or indirect common control with the specified person or entity. For the purpose of this definition, “control” or “controlled” when used with respect to any specified person or entity means the power to direct the management and policies of that person or entity whether through the ownership of voting securities, membership interest or by contract.

2.8           “Code” means the Internal Revenue Code of 1986, as amended.

2.9           “Committee” means members of the Compensation Committee of the Board.

2.10         “EBITDA” means the the Partnership’s earnings before minority interest, interest expense-net, other income-net, income taxes, depreciation and amortization as presented in the Partnership’s financial statements prepared in accordance with GAAP plus TEPPCO’s proportional share of the EBITDA of its equity investments, except that for purposes of the Plan, in its discretion the Committee may exclude gains or losses from extraordinary, unusual or non-recurring items.

2.11         “Disability”  means the Separation From Service of the Grantee due to a medically determinable mental or physical impairment which shall prevent the Grantee from engaging in any substantial gainful activity and which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which (a) was not contracted, suffered or incurred while the Grantee was engaged in, and did not result from the Grantee having engaged in, a felonious criminal enterprise; (b) did not result from addiction to narcotics; (c) did not result from an injury incurred while a member of the Armed Forces of the United States for which the Grantee receives a military pension; and (d) did not result from an intentionally self-inflicted injury.

2.12         “Employee” means a person who is employed by TEPPCO as a common law employee.

2.13         “Fair Market Value”  means the closing price of a Unit as reported on the New York Stock Exchange, Inc. Composite Transactions Reporting System on the applicable date, or if there have been no reported sales on such date, on the last preceding date on which reported sales were effected.

2.14         “GAAP” means United States of America generally accepted accounting principles, consistently applied, or, when none apply, other sound accounting methodology as determined by the Committee.

2.15         “Grantee” means an Employee who has been granted an Award under the Plan.

2.16         “Partnership” means TEPPCO Partners, L.P., a Delaware limited partnership.

2.17         “Performance Period” means the period of time specified by the Committee in a Grantee’s Award Agreement.

2.18         “Phantom Units” means a conditional promise by TEPPCO to make payment to a Grantee in cash, determined by reference to Units and in accordance with the terms of the Plan and the applicable Award Agreement.

2.19         “Plan” means the Texas Eastern Products Pipeline Company, LLC 2005 Phantom Unit Plan, as set forth in this document and as it may be amended from time to time.

2.20         “Separation From Service” means the termination of the employment relationship between the Grantee and TEPPCO and all Affiliates.

2.21         “TEPPCO” means Texas Eastern Products Pipeline Company, LLC, a Delaware limited liability company.

2.22         “Unit” means a limited partnership unit in the Partnership.

2.23         “Vested Percentage” means a Grantee’s nonforfeitable interest in his Award determined in accordance with Article VI.

ARTICLE III

AWARDS

3.1           Granting of Awards. The Committee may grant to those high performing middle management employees of TEPPCO as it shall determine Awards under the terms and conditions of the Plan.

3.2           Terms of Awards. The terms of each Award shall be specified in an Award Agreement. An Award Agreement shall specify (a) the number of Phantom Units subject to the Award, (b) the date on which the Award is granted, (c) the Performance Goals applicable to the Award, (d) the manner in which the Grantee’s Vested Percentage is to be determined, and (e) any other provisions that the Committee deems appropriate that are not inconsistent with the terms of the Plan; provided, however, that the Committee may include in a Grantee’s Award Agreement provisions relating to the effect of a Change in Control on the Grantee’s Award that override specified provisions of the Plan.

3.3           Special Ledger. The Committee shall establish or cause to be established an appropriate record that will reflect the name of each Grantee and all other information necessary to properly reflect each Grantee’s Awards made by the Committee.

3.4           Adjustments Due to Changes in the Partnership’s Capital Structure. If the Partnership shall effect a subdivision or consolidation of Units or other capital readjustment, or other increase or reduction of the number of Units outstanding, without receiving compensation for it in money, services or property, then the number of Phantom Units subject to outstanding Awards under the Plan shall be appropriately adjusted by the Committee in such a manner as to entitle a Grantee to receive the equivalent compensation he would have received under the Award had there been no event requiring the adjustment.

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ARTICLE IV

PHANTOM UNIT REDEMPTION PAYMENTS

4.1           Determination of Whether Performance Goals Achieved. As soon as administratively practicable after the end of the Performance Period, the Committee shall determine the extent to which the Performance Goals specified in a Grantee’s Award Agreement have been satisfied. A Grantee shall have no legally binding right to receive a redemption payment under his Award pursuant to Section 4.2 until the date on which the Committee officially determines the extent to which the Performance Goals specified in his Award Agreement have been achieved (the “Determination Date”).

4.2           Redemption Payments. As soon as administratively practicable after the Determination Date (and in no event later than March 15 following the calendar year in which such determination has been made), TEPPCO shall pay the Grantee in a single sum in cash an amount equal to the product of (A), (B) and (C) where (A) is the average of the Fair Market Values of a Unit over the ten consecutive trading days immediately preceding the Determination Date, (B) is the number of Phantom Units granted under the Grantee’s Award Agreement, and (C) is the Grantee’s Vested Percentage. Upon such redemption of the Phantom Unit the Phantom Unit shall no longer be credited to the Grantee’s Account.

4.3           No Interest on Award. No interest shall be credited with respect to any Award or any payment under an Award.

4.4           Redemption Payment on Death of Grantee. In the event of the death of a Grantee before the Grantee has received a redemption payment under his Award pursuant to Section 4.2, TEPPCO shall pay the Grantee’s Spouse if the Spouse survives the Grantee, or  the Grantee’s estate if the Grantee’s Spouse does not survive the Grantee, in a single sum in cash an amount equal to the amount of redemption payment the Grantee would have received under Section 5.1 had he not died multiplied by a fraction, the numerator of which is the number of days the Grantee was employed by TEPPCO or any of its Affiliates during the applicable Performance Period and the denominator of which is the number of days during the Performance Period.  Any payment under this Section 4.5 shall be made at the same time the payment would have been made to the Grantee pursuant to Section 4.2 had he not died.

4.5           Redemption Payment on Disability of Grantee. In the event of the Disability of a Grantee before the Grantee has received a redemption payment under his Award pursuant to Section 4.2, TEPPCO shall pay the Grantee (or  his legal guardian on his behalf in the event he has been judicially determined to be incapacitated) an amount equal to the amount of redemption payment the Grantee would have received under Section 4.2 had he not incurred a Disability multiplied by a fraction, the numerator of which is the number of days the Grantee was employed by TEPPCO or any of its Affiliates during the applicable Performance Period and the denominator of which is the number of days during the Performance Period. Any payment under this Section 4.5 shall be made at the same time the payment would have been made to the Grantee pursuant to Section 4.2 had he not incurred a Disability.

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ARTICLE V

UNIT DISTRIBUTION EQUIVALENT PAYMENTS

5.1           Quarterly Unit Distribution Equivalent Payments. Each time quarterly cash distributions are paid to Unit owners, as soon as administratively practicable thereafter TEPPCO shall pay to each Grantee in cash an amount equal to the product of the number of Phantom Units then credited to the Grantee’s Account and the amount of the cash distribution paid per Unit by the Partnership. A Grantee shall have no legally binding right to receive any payment pursuant to this Section 5.1 until the date on which the applicable quarterly cash distributions to Unit holders are paid to Unit holders.

5.2           Quarterly Unit Distribution Equivalent Payments on Death of Grantee. In the event of the death of a Grantee before the Grantee has received a redemption payment under his Award pursuant to Section 4.2, TEPPCO shall pay the Grantee’s Spouse if the Spouse survives the Grantee, or  the Grantee’s estate if the Grantee’s Spouse does not survive the Grantee, the quarterly Unit distribution equivalent payments the Grantee would have received under Section 5.1 had he not died.  Any payment under this Section 5.2 shall be made at the same time the payment would have been made to the Grantee pursuant to Section 5.1 had he not died.

5.3           Quarterly Unit Distribution Equivalent Payments on Disability of Grantee. In the event of the Disability of a Grantee before the Grantee has received a redemption payment under his Award pursuant to Section 4.2, TEPPCO shall pay the Grantee (or  his legal guardian on his behalf in the event he has been judicially determined to be incapacitated) any quarterly Unit distribution equivalent payments the Grantee would have received under Section 5.1 had he not incurred a Disability. Any payment under this Section 5.3 shall be made at the same time the payment would have been made to the Grantee pursuant to Section 5.1 had he not incurred a Disability.

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ARTICLE VI

VESTING OF AWARDS

6.1           Determination of Vested Percentage. On the Determination Date the Committee shall determine the Grantee’s Vested Percentage, which shall be based upon the achievement of Performance Goals specified in the Grantee’s Award Agreement.

6.2           Forfeiture Upon Separation From Service. If a Grantee incurs a Separation From Service during the Performance Period other than as a result of death or Disability, his Award shall be immediately forfeited.

6.3           Complete Forfeiture for Cause. Notwithstanding Section 5.1 of the Plan, if prior to the date that is 120 days prior to the occurrence of a Change of Control the Committee finds by a majority vote after full consideration of the facts that a Grantee was discharged from the employ of TEPPCO or an Affiliate for Cause, the Grantee shall immediately forfeit his Award to the extent he has not yet been paid benefits pursuant to the Award. The decision of the Committee as to the cause of the Grantee’s discharge shall be final. No decision of the Committee shall affect the finality of the discharge of the Grantee.  No Plan benefits shall be forfeited pursuant to this Section 6.3 after the date that is 120 days prior to the occurrence of a Change of Control.

6.4           Treatment of Forfeited Interests in Awards. If a Grantee’s interest in an Award is fully or partially forfeited for any reason, his forfeited interest in the Award shall not be applied to increase the amounts payable under the Plan for any other Grantee.

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ARTICLE VII

ADMINISTRATION

7.1           General. The Plan shall be administered by the Committee. All questions of interpretation and application of the Plan and Awards shall be subject to the determination of the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held.

7.2           Powers of Committee. The Committee shall have the exclusive responsibility for the general administration of the Plan according to the terms and provisions of the Plan and will have all the powers necessary to accomplish those purposes, including but not by way of limitation the right, power and authority:

(a)                                  to make rules, regulations and administrative guidelines for the administration of the Plan;

(b)                                 to construe all terms, provisions, conditions and limitations of the Plan;

(c)                                  to correct any defect, supply any omission or reconcile any inconsistency that may appear in the Plan in the manner and to the extent it deems expedient to carry the Plan into effect for the greatest benefit of all parties at interest;

(d)                                 to determine all controversies relating to the administration of the Plan, including but not limited to:

(1)                                  differences of opinion arising between TEPPCO and a Grantee; and
(2)                                  any question it deems advisable to determine in order to promote the uniform administration of the Plan for the benefit of all parties at interest;

(e)                                  to determine the Employees who shall participate in the Plan from time to time;

(f)                                    to determine the number of Phantom Units to be awarded to each Grantee; and

(g)                                 to determine the terms and conditions, if any, not inconsistent with the terms of the Plan that are to be placed upon the Award or Awards given to a particular Grantee.

7.3           Committee Discretion. The Committee in exercising any power or authority granted under the Plan or in making any determination under the Plan shall perform or refrain

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from performing those acts in its sole discretion and judgment. Any decision made by the Committee or any refraining to act or any act taken by the Committee in good faith shall be final and binding on all parties. The Committee’s decisions shall never be subject to de novo review, but instead shall only be overturned if found to be arbitrary or capricious by an arbitrator or a court of law.

7.4           Disqualification of Committee Member. A member of the Committee shall not vote or act on any Plan matter relating solely to himself.

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ARTICLE VIII

AMENDMENT OR TERMINATION OF PLAN

The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion. However, no amendment or termination of the Plan may, without the consent of a Grantee, reduce the Grantee’s right to a payment under the Plan that he is entitled to receive under the terms of the Plan in effect prior to the amendment or termination.

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ARTICLE IX

FUNDING

9.1           Payments Under the Plan Are the Obligation of TEPPCO. Benefits due under the Plan will be paid by TEPPCO.

9.2           Grantees Must Rely Solely on the General Credit of TEPPCO. The Plan is only a general corporate commitment of TEPPCO and each Grantee must rely solely upon the general credit of TEPPCO for the fulfillment of its obligations hereunder. Under all circumstances the rights of the Grantee to any asset held by TEPPCO will be no greater than the rights expressed in the Plan. Nothing contained in the Plan or an Award  will constitute a guarantee by TEPPCO that the assets of TEPPCO will be sufficient to pay any benefits under the Plan or would place the Grantee in a secured position ahead of general creditors of TEPPCO; the Grantees are only unsecured creditors of TEPPCO with respect to their Plan benefits and the Plan constitutes a mere promise by TEPPCO to make benefit payments in the future. No specific assets of TEPPCO have been or will be set aside, or will be pledged in any way for the performance of TEPPCO’s obligations under the Plan which would remove such assets from being subject to the general creditors of TEPPCO.

9.3           Unfunded Arrangement. It is intended that the Plan shall be unfunded for tax purposes and for purposes of Title of the Employee Retirement Income Security Act of 1974, as amended.

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ARTICLE X

MISCELLANEOUS

10.1         No Employment Obligation. The granting of any Award shall not constitute an employment contract, express or implied, nor impose upon TEPPCO or any Affiliate any obligation to employ or continue to employ the Grantee. The right of TEPPCO or any Affiliate to terminate the employment of any person shall not be diminished or affected by reason of the fact that an Award has been granted to him.

10.2         Tax Withholding. TEPPCO shall be entitled to deduct from payments made under an Award or other compensation payable to each Grantee any sums required by federal, state, or local tax law to be withheld with respect to payments under the Award.

10.3         Indemnification of the Committee. TEPPCO shall indemnify each present and future member of the Committee against, and each member of the Committee shall be entitled without further act on his part to indemnity from TEPPCO for, all expenses (including attorney’s fees, the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to TEPPCO itself) reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his being or having been a member of the Committee, whether or not he continues to be a member of the Committee at the time of incurring the expenses — including, without limitation, matters as to which he shall be finally adjudged in any action, suit or proceeding to have been found to have been negligent in the performance of his or her duty as a member of the Committee. However, this indemnity shall not include any expenses incurred by any member of the Committee in respect of matters as to which he  shall be finally adjudged in any action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as a member of the Committee. In addition, no right of indemnification under the Plan shall be available to or enforceable by any member of the Committee unless, within 60 days after institution of any action, suit or proceeding, he shall have offered TEPPCO, in writing, the opportunity to handle and defend same at its own expense. This right of indemnification shall inure to the benefit of the heirs, executors or administrators of each member of the Committee and shall be in addition to all other rights to which a member of the Committee may be entitled as a matter of law, contract, or otherwise.

10.4         Gender and Number. If the context requires, words of one gender when used in the Plan shall include the other and words used in the singular or plural shall include the other.

10.5         Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms of the Plan.

10.6         Other Compensation Plans. The adoption and maintenance of the Plan shall not affect any other stock option, incentive or other compensation or benefit plans in effect for

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TEPPCO or any Affiliate or preclude TEPPCO from establishing any other forms of incentive or other compensation for employees of TEPPCO or any Affiliate.

10.7         Rights of Company and Affiliates. The existence of Phantom Units shall not affect in any way the right or power of TEPPCO or an Affiliate to (a) make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in TEPPCO’s or an Affiliate’s  structure or business, (b) approve and consummate any merger or consolidation of TEPPCO or an Affiliate  with or into any entity, (c) issue any bonds, debentures or Company or Affiliate interests of any nature whatsoever to any person, (d) approve and consummate the dissolution or liquidation of TEPPCO or an Affiliate or any sale or transfer of all or any part of TEPPCO’s or an Affiliate’s assets or business or (e) approve and consummate any other act or proceeding whether of a similar character or otherwise.

10.8         Nonalienation of Benefits. No benefit provided under the Plan shall be transferable by the Grantee except pursuant to a state domestic relations order. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge. Any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under the Plan shall be void. No right or benefit under the Plan shall, in any manner, be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to the right or benefit. If any Grantee becomes bankrupt or attempts to anticipate, alienate, assign, pledge, sell, encumber or charge any right or benefit under the Plan then the right or benefit shall, in the discretion of the Committee, cease. In that event, TEPPCO and/or one or more Affiliates may hold or apply the right or benefit or any part of the right or benefit for the benefit of the Grantee, his  spouse, children or other dependents or any of them in the manner and in the proportion that the Committee shall deem proper, in its sole discretion, but is not required to do so. The restrictions in this Section 9.8 shall not apply to state domestic relations orders.

10.9         No Rights as an Owner. No Grantee shall have any rights as a Unit owner as a result of his Award. No Award will permit any Grantee to exercise any managerial rights or powers with respect to TEPPCO, the Partnership or any Affiliate.

10.10       Governing Law. The validity, interpretation, construction and enforceability of the Plan shall be governed by the laws of the State of Texas.

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IN WITNESS WHEREOF, TEPPCO has caused this Agreement to be executed by its authorized officer on this 23rd day of February, 2005, effective as of January 1, 2005.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

By:	/s/ BARRY R. PEARL
Title:	President and Chief Executive Officer